Tempur Sealy Issues 2022 Corporate Social Values Report

LEXINGTON, KY, January 10, 2022 – Tempur Sealy International, Inc. (NYSE: TPX, “Tempur Sealy” or “Company”) today issued its 2022 Corporate Social Values Report. The Company made significant progress on its ESG initiatives in 2021, including the following highlights:

Environment
•Achieved an 8.4% reduction in greenhouse gas emissions per unit produced at our wholly owned manufacturing and logistics operations compared to the prior year, furthering our progress towards our goal of achieving carbon neutrality by 2040
•Improved the percent of waste diverted from landfills from our U.S. wholly owned manufacturing operations to 94% for the trailing twelve months ended September 30, 2021, compared to 91% in 2020, furthering our progress towards our goal of achieving zero landfill waste by the end of 2022
•Installed multi-million dollar solar panel technology at our largest manufacturing site, located in Albuquerque, New Mexico, which is expected to reduce the annual electric consumption purchased from public utility by over 3 million kWh

Social
•The Tempur Sealy Foundation made its largest gift yet in the form of $2 million to support the establishment of the Tempur Sealy Pediatric Sleep Center at Kentucky Children’s Hospital
•Designed and developed Sealy Naturals, a responsibly-built mattress line made with sustainable materials, that will launch in the U.S. in 2022
•Developed accessible marketing material and shopping experiences by implementing a bilingual marketing program and reflecting our diverse consumer base in advertising campaigns

Governance
•The Nominating Corporate Governance Committee of our Board of Directors established oversight of our practices and positions relating to ESG issues
•Embedded ESG as a metric in executive leadership’s compensation for 2021
•Increased the ratio of women represented on our Board of Directors by 50% to represent 33% of the Board’s composition

Tempur Sealy Chairman and CEO Scott Thompson said, “Our commitment to improving the sleep of more people, every night, all around the world was especially rewarding, albeit challenging, during this past year. In 2021, we experienced record demand for our brands and products amid a challenging supply chain environment. Despite the many changes and challenges that we undertook in 2021, we remained steadfast in our commitment to protecting our communities and the environment.”

Thompson continued, “Our global organization continues to embrace our ESG ideals through driving initiatives that further our social values. We firmly believe that ESG initiatives create value for our stakeholders and contribute to the financial success of our business. We look forward to sharing updates on our future social values progress with you.”

To view the full 2022 Corporate Social Values Report, please refer to the Tempur Sealy investor website, http://investor.tempursealy.com/.

Forward-Looking Statements
This press release contains statements that may be characterized as "forward-looking," within the meaning of the federal securities laws. Such statements might include information concerning one or more of the Company's plans, guidance, objectives, goals, strategies, and other information that is not historical information. When used in this release, the words "commitment," "plans," “intends,” and variations of such words or similar expressions are intended to identify forward-looking statements. These forward-looking statements include, without limitation, statements relating to the Company's expectations regarding its sustainability initiatives. Any forward-looking statements contained herein are based upon current expectations and beliefs and various assumptions. There can be no assurance that the Company will realize these expectations or that these beliefs will prove correct.

About the Company
Tempur Sealy is committed to improving the sleep of more people, every night, all around the world. As a global leader in the design, manufacture and distribution of bedding products, we know how crucial a good night of sleep is to overall health and wellness. Utilizing over a century of knowledge and industry-leading innovation, we deliver award-winning products that provide breakthrough sleep solutions to consumers in over 100 countries.

Our highly recognized brands include Tempur-Pedic, Sealy® featuring Posturepedic® Technology, and Stearns & Foster® and our non-branded offerings include value-focused private label and OEM products. Our distinct brands allow for complementary merchandising strategies and are sold through third-party retailers, our Company-owned stores and e-commerce channels. This omni-channel strategy ensures our products are offered wherever and however consumers want to shop.

Lastly, we accept our global responsibility to serve all stakeholders, our community and environment. We continue to implement programs consistent with our responsibilities.

Investor Relations Contact
Aubrey Moore
Investor Relations
Tempur Sealy International, Inc.
800-805-3635
Investor.relations@tempursealy.com